Exhibit 99.4

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in the Registration Statement of Hancock Holding Company (“Hancock”) on Form S-4 and in the Joint Proxy Statement/Prospectus of Hancock and Whitney Holding Corporation, which is part of the Registration Statement, of our opinion dated December 21, 2010 appearing as Appendix C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “Summary,” “Risk Factors,” “The Merger—Hancock’s Reasons for the Merger; Recommendation of the Hancock Board of Directors,” and “The Merger—Opinion of Hancock’s Financial Advisor to the Hancock Board of Directors.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/S/ JOHN VOGIATJIS John Vogiatjis Vice President

New York, New York

January 24, 2011